Exhibit 99(a)
news release
—AT THE COMPANY—
Lynn Afendoulis
Director, Corporate Communications
(616) 365-1502
FOR IMMEDIATE RELEASE
WEDNESDAY, FEBRUARY 6, 2008
UFPI posts 4th quarter sales increase; sales grow in three of four markets
Net earnings for the year were $21.0 million; Q4 loss attributed to housing market
GRAND RAPIDS, Mich., February 6, 2008 — Universal Forest Products, Inc. (Nasdaq: UFPI) today announced fourth quarter 2007 results including net sales of $512.6 million, an increase of $13.4 million over net sales of $499.2 million for the same period of 2006. For the year, net sales of $2.51 billion were down from net sales of $2.66 billion in 2006; however, the Company increased sales to each of its markets with the exception of site-built construction, which was impacted by a 28.6% drop in single-family housing starts for the year ended December 2007 compared to the year ended December 2006.
For the year, Universal reported net earnings of $21.0 million, down from net earnings of $70.1 million in 2006. The Company pointed to mounting price pressure that negatively impacted margins, especially in the site-built construction market, and its recent decision to close and sell certain operations that resulted in severance and impairment charges of nearly $7 million after taxes as the main contributors to a loss of $11.0 million in the fourth quarter of 2007. For the same period in 2006, the Company reported net earnings of $9.2 million. Excluding certain favorable nonrecurring tax adjustments of $3.4 million, net earnings would have been $5.8 million for the fourth quarter of 2006.
“Despite some of the toughest conditions I can remember in 34 years in the industry, we gained market share and increased sales in the fourth quarter,” said President and CEO Michael B. Glenn. “We also took aggressive actions to align our manufacturing capacity with current business conditions, take excess costs and capital out of our operations, and establish a more efficient structure to meet current and future needs. I’m confident in our position moving forward.”
—more—

Universal Forest Products, Inc.

By market, Universal posted the following gross sales results:
•	D-I-Y/retail annual sales for 2007 of $990.7, a 3.0% increase over 2006. Fourth quarter 2007 sales to this market were $165.6 million, up 10.5% over the same period last year.
•	Site-built construction annual sales of $592.1 million for 2007, down 27.1% from 2006. Fourth quarter 2007 sales to this market were $132.4 million, a decrease of 16.5% from 2006.
•	Industrial sales for the year of $588.2 million, an increase of 6.8% over 2006. Fourth quarter 2007 sales increased 16.0% over the same period last year to $135.8 million.
•	Manufactured housing sales for 2007 of $390.5 million, up 2.2% over 2006. Fourth quarter sales to this market were up 7.9% over the fourth quarter of 2006 to $87.3 million. The Company posted those results despite an estimated 18.5% drop in annual shipments of HUD-code homes in 2007 from 2006. Annual data for fourth-quarter modular shipments was not available; year-to-date modular shipments were down 17.9% in the third quarter 2007 from the same period in 2006.
Selling prices were impacted by a weak lumber market, which was off 13% for the year and more than 5% for the fourth quarter (following a 16% decline in 2006).
The Company is focused on: balancing its site-built business by growing multifamily and light commercial construction; adding to its consumer products portfolio; adding new customers in industrial, including concrete forming; and seeking acquisition opportunities that enhance its long-term growth potential. On February 5, 2008, the Company closed on the $14 million purchase of International Wood Industries, Inc., a California-based manufacturer of crates, boxes and pallets used to transport agricultural products, home furnishings and equipment, and goods for a variety of industries. IWI also has facilities in Alaska and Hawaii, expanding Universal’s geographic reach.
Glenn also pointed to early successes in managing expenses and working capital through a philosophy of continuous improvement that is eliminating waste and creating capacity for growth, and that has allowed for the effective consolidation of a few operations serving the same geographic location.
“In the fourth quarter of a challenging year, our people helped maintain the flexibility and determination for which Universal is known by adapting our company and strategies to the new realities of the marketplace,” Glenn said. “We’re prepared for exciting growth and opportunity when the markets return to strength.”
—more—

Universal Forest Products, Inc.

OUTLOOK
Key assumptions with respect to the Company’s 2008 outlook include:
•	A continued decline in housing starts for the year and a soft DIY market.

•	A continued depressed lumber market as mills face lower demand and as the global supply of wood continues to expand.

•	Persistent price pressure, especially early in the year, from competition among suppliers who continue to offer price concessions to win business.

•	Continued market share gains in the site-built market due in part to gains in multifamily and commercial construction, and in the industrial market.

•	Maintaining a strong market share with DIY and manufactured housing customers.

•	No permanent plant closures (or closures that could result in asset impairment charges). Any plant consolidations or closures will be temporary in nature, creating no asset impairment charges.
With these factors in mind, including the anticipated net sales and net earnings of IWI, the Company is targeting net sales of between $2.45 billion and $2.55 billion, and net earnings of between $22 million and $27 million for 2008.
CONFERENCE CALL
Universal Forest Products will conduct a conference call to discuss information included in this news release and related matters at 8:30 a.m. EST on Thursday, Feb. 7, 2008. The call will be hosted by Executive Chairman William G. Currie, President and CEO Michael B. Glenn and CFO Michael Cole, and will be available for analysts and institutional investors domestically at (866) 700-6979 or internationally at (617) 213-8836. Use conference pass code number 45547193. The conference call will be available simultaneously and in its entirety to all interested investors and news media through a Web cast at http://www.ufpi.com. A replay of the call will be available through Friday, March 7, 2008, domestically at (888) 286-8010 and internationally at (617) 801-6888. Use replay pass code number 77384183.
UNIVERSAL FOREST PRODUCTS
Universal Forest Products markets, manufactures and engineers wood and wood-alternative products for D-I-Y/retail home centers, structural lumber products for the manufactured housing industry, engineered wood components for the site-built construction market, and specialty wood packaging for various industries. The Company also provides framing services for the site-built market and forms for concrete construction. For information about Universal Forest Products, visit www.ufpi.com.
—more—

Universal Forest Products, Inc.

Please be aware that: Any statements included in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on the beliefs of the Company’s management as well as on assumptions made by, and information currently available to, the Company at the time such statements were made. The Company does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. Actual results could differ materially from those included in such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Among the factors that could cause actual results to differ materially from forward-looking statements are the following: Adverse lumber market trends, competitive activity, negative economic trends, government regulations, and weather. Certain of these risk factors and additional information are included in the Company’s reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.
# # #

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
FOR THE TWELVE MONTHS ENDED
DECEMBER 2007/2006

	Quarter Period				Year to Date
(In thousands, except per share data)	2007		2006		2007		2006

NET SALES	$512,637	100%	$499,243	100%	$2,513,178	100%	$2,664,572	100%

COST OF GOODS SOLD	460,998	89.93	431,115	86.35	2,204,149	87.70	2,282,890	85.68

GROSS PROFIT	51,639	10.07	68,128	13.65	309,029	12.30	381,682	14.32

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	56,470	11.02	56,792	11.38	248,782	9.90	257,796	9.67
NET LOSS ON SALE OR IMPAIRMENT OF PROPERTY, PLANT & EQUIPMENT	6,768	1.32	(64)	-0.01	6,755	0.27	141	0.01

EARNINGS FROM OPERATIONS	(11,599)	-2.26	11,400	2.28	53,492	2.13	123,745	4.64

OTHER EXPENSE (INCOME)
Interest expense	3,576	0.70	3,296	0.66	17,033	0.68	14,053	0.53
Interest income	(516)	-0.10	(787)	-0.16	(2,150)	-0.09	(2,443)	-0.09

	3,060	0.60	2,509	0.50	14,883	0.59	11,610	0.44

EARNINGS BEFORE INCOME TAXES AND MINORITY INTEREST	(14,659)	-2.86	8,891	1.78	38,609	1.54	112,135	4.21

INCOME TAXES	(4,237)	-0.83	(203)	-0.04	15,396	0.61	38,760	1.45

EARNINGS BEFORE MINORITY INTEREST	(10,422)	-2.03	9,094	1.82	23,213	0.92	73,375	2.75
MINORITY INTEREST	(558)	-0.11	146	0.03	(2,168)	-0.09	(3,250)	-0.12

NET EARNINGS	$(10,980)	-2.14	$9,240	1.85	$21,045	0.84	$70,125	2.63

EARNINGS PER SHARE — BASIC	$(0.58)		$0.49		$1.10		$3.73

EARNINGS PER SHARE — DILUTED	$(0.57)		$0.48		$1.09		$3.62

WEIGHTED AVERAGE SHARES OUTSTANDING	19,016		18,918		19,056		18,820

WEIGHTED AVERAGE SHARES OUTSTANDING WITH COMMON STOCK EQUIVALENTS	19,190		19,375		19,362		19,370
SUPPLEMENTAL SALES DATA

	Quarter Period				Year to Date
Market Classification	2007	%	2006	%	2007	%	2006	%
Do-It-Yourself/Retail	$165,619	32%	$149,902	30%	$990,659	39%	$962,240	36%
Site-Built Construction	132,397	25%	158,477	31%	592,148	23%	811,923	30%
Industrial	135,752	26%	117,069	23%	588,195	23%	550,669	20%
Manufactured Housing	87,326	17%	80,962	16%	390,483	15%	382,203	14%

Total Gross Sales	521,094	100%	506,410	100%	2,561,485	100%	2,707,035	100%
Sales Allowances	(8,457)		(7,167)		(48,307)		(42,463)

Total Net Sales	$512,637		$499,243		$2,513,178		$2,664,572

CONSOLIDATED BALANCE SHEETS (UNAUDITED)
DECEMBER 2007/2006
(In thousands)

ASSETS	2007	2006
CURRENT ASSETS
Cash and cash equivalents	$43,605	$51,108
Accounts receivable	142,562	148,242
Inventories	235,868	245,118
Assets held for sale	33,624
Other current assets	44,866	30,667

TOTAL CURRENT ASSETS	500,525	475,135

OTHER ASSETS	8,094	7,404
INTANGIBLE ASSETS, NET	174,121	180,567

PROPERTY, PLANT AND EQUIPMENT, NET	274,260	250,335

TOTAL ASSETS	$957,000	$913,441

LIABILITIES AND SHAREHOLDERS' EQUITY	2007	2006
CURRENT LIABILITIES
Accounts payable	$83,505	$94,441
Accrued liabilities	78,275	97,101
Current portion of long-term debt and capital leases	945	680

TOTAL CURRENT LIABILITIES	162,725	192,222

LONG-TERM DEBT AND CAPITAL LEASES, less current portion	205,126	169,417
OTHER LIABILITIES	52,481	37,060

SHAREHOLDERS’ EQUITY	536,668	514,742

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$957,000	$913,441

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE TWELVE MONTHS ENDED
DECEMBER 2007/2006

(In thousands)	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$21,045	$70,125
Adjustments to reconcile net earnings to net cash from operating activities:
Depreciation	39,547	33,771
Amortization of intangibles	8,034	5,751
Expense associated with share-based compensation arrangements	505	972
Expense associated with stock grant plans	174	197
Deferred income taxes	(4,134)	(1,100)
Minority interest	2,168	3,250
Gain on sale of interest in subsidiary	(140)	—
Net loss on sale or impairment of property, plant and equipment	6,755	141
Changes in:
Accounts receivable	19,538	41,912
Inventories	27,795	22,262
Accounts payable	(9,569)	(14,576)
Accrued liabilities and other	(23,885)	(6,385)
Excess tax benefits from share-based compensation arrangements	(755)	(3,998)

NET CASH FROM OPERATING ACTIVITIES	87,078	152,322

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant, and equipment	(39,360)	(43,504)
Acquisitions, net of cash received	(57,087)	(71,814)
Proceeds from sale of interest in subsidiary	400	—
Proceeds from sale of property, plant and equipment	4,769	1,245
Advances on notes receivable	(1,002)	—
Collection of notes receivable	347	1,614
Other, net	(38)	754

NET CASH FROM INVESTING ACTIVITIES	(91,971)	(111,705)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (repayments) borrowings under revolving credit facilities	34,648	(37,700)
Repayment of long-term debt	(28,466)	(3,228)
Proceeds from issuance of common stock	3,539	5,938
Distributions to minority shareholder	(1,797)	(2,586)
Dividends paid to shareholders	(2,185)	(2,072)
Repurchase of common stock	(8,777)	—
Excess tax benefits from share-based compensation arrangements	755	3,998
Other, net	(327)	(74)

NET CASH FROM FINANCING ACTIVITIES	(2,610)	(35,724)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(7,503)	4,893

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	51,108	46,215

CASH AND CASH EQUIVALENTS, END OF PERIOD	$43,605	$51,108